Investor Presentation 2nd Quarter 2016 Exhibit 99.1

Except for the historical information contained in this presentation, the matters discussed may be deemed to be forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, that involve risks and uncertainties. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include words like “believe,” “expect,” “anticipate,” “estimate” and “intend” or future or conditional verbs such as “will,” “would,” “should,” “could” or “may”. Forward-looking statements, by their nature, are subject to risks and uncertainties. Certain factors that could cause actual results to differ materially from expected results include increased competitive pressures; changes in the interest rate environment; demand for loans in Sunshine Bank’s market area; adverse changes in general economic conditions, either nationally or in Sunshine Bank’s market areas; adverse changes within the securities markets; the successful integration of our acquisitions; legislative and regulatory changes that could adversely affect the business in which the Company and Sunshine Bank are engaged; the future earnings and capital levels of Sunshine Bank; the ability to obtain shareholder and regulatory approvals for the merger with FBC; the risk that a condition to closing of the Merger may not be satisfied; the possibility that other anticipated benefits of the proposed transaction will not be realized, including without limitations, anticipated revenues, expenses, earnings, and other financial results and other risks detailed from time to time in the Company’s Securities and Exchange Commission filings. We caution readers not to place undue reliance on forward-looking statements contained in this presentation. The company disclaims any obligation to revise or update any forward-looking statements contained in this presentation to reflect future events or developments. Forward-Looking Statements

Forward-Looking Statements No Offer or Solicitation This communication is not intended to and shall not constitute an offer to sell or the solicitation of an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote of approval, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offer of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended. Additional Information and Where to Find It In connection with the proposed transaction, the Company and FBC has filed documents with the SEC, including the filing by the Company of a registration statement on Form S-4, and the Company and FBC intend to mail a joint proxy statement regarding the proposed transaction to their respective shareholders that will also constitute a prospectus of the Company. After the registration statement is declared effective, the Company and FBC plan to mail to their respective shareholders the definitive joint proxy statement/prospectus and may also file other documents with the SEC regarding the proposed transaction. This document is not a substitute for the joint proxy statement/prospectus or registration statement or any other document which the Company or FBC may file with the SEC. Investors and security holders of the Company and FBC are urged to read the registration statement, the joint proxy statement/prospectus and any other relevant documents, as well as any amendments or supplements to these documents, carefully and in their entirety because they contain important information. Investors and security holders may obtain free copies of the registration statement and the joint proxy statement/prospectus and other documents filed with the SEC by the Company and FBC through the web site maintained by the SEC at www.sec.gov or by contacting the investor relations department of the Company or FBC at the following: Andrew Samuel Dana Kilborne Sunshine Bank Florida Bank of Commerce 813-659-8622 407-246-7772 a.samuel@mysunshinebank.com dkilborne@fbcbank.com Participants in the Merger Solicitation The Company, FBC and certain of their respective directors, executive officers and employees may be deemed to be participants in the solicitation of proxies in respect of the proposed transaction and related matters. Information regarding the Company’s directors and executive officers, including a description of their direct interests, by security holdings or otherwise, is contained the Company’s definitive proxy statement filed with the SEC on March 24, 2016. Additional information is available in the registration statement on Form S-4 and the joint proxy statement/prospectus.

Why Sunshine? P Scale in Attractive Markets 3rd most populous state in the US Markets represent 12% of total Florida population in counties with some of the best growth projections in the state and nationally P Focus on Community Banking Local market teams capable of outmaneuvering larger banks More sophistication and product breadth than smaller banks P Core Deposit Franchise Pro forma deposit costs of approximately 0.26% Core deposits 64% of total deposits Diversified portfolio geographically and customer type (consumer, small business, not for profit) P Capacity to Grow Our Franchise Strong fundamentals (capital, liquidity, competency) to support active M&A Robust and scalable IT capabilities Passionate, talented and diverse associates Ample expansion opportunity in target markets throughout Central Florida P Strong Credit Quality As of June 30, 2016 non-performing assets accounted for 0.26% of total assets and non-performing loans accounted for 0.35% of total loans Sunshine maintains strong reserves at approximately double that of nonperforming assets P Experienced Management Team Management continues to successfully execute new business strategy since joining the bank in October 2014 Management team with proven track record that has worked together for over 10 years P Favorable Market Trends Benefits from continued growth in population and business activity in key markets in the state of Florida Strong tailwinds for deposit balances and wealth management assets P Scale Through Acquisitions Completed acquisition of Community Southern Brank Branch acquisition in Sarasota Pending acquisition of Florida Bank of Commerce P Strong Organic Growth Targeting strong annual net organic loan growth Ample organic deposit growth opportunities as we continue to build scale Source: Company filings as of 6/30/2016. Core deposits defined as: transaction and interest bearing deposit accounts excluding all certificate of deposit accounts

Attractive Marketplace Market Highlights 2015 - 2021 Projected Population Growth (%) 2015 - 2021 Projected Median HH Income Growth (%) 3rd most populous state in the US, $800 billion economy with a population of over 20 million Strategically positioned in some of the top counties in Florida and nationwide Pro forma markets represent $89.7 billion in deposits Markets represent 12% of the total Florida population with above average projected growth in population and income Well situated in a top four MSA in the Southeast: Tampa projected to reach the size of present day greater Miami by 2035 Brandon / Tampa sections of I-75 yield the highest traffic volumes in the state Home to a top Florida airport and port Hillsborough, Polk, and Pasco counties rank as the highest net population growth counties in the Tampa region over the next 30 years We will continue to target expansion in top counties throughout greater Tampa and central Florida Source: SNL Financial, Hillsborough County Metropolitan Planning Organization 2035 Long Range Transportation Plan: Assessment of Economic Trends and Transportation Needs, Florida Bureau of Economic Research, US Census Bureau.

Experienced Management Team

Management team with more than 140 years of combined experience

Andrew Samuel *Chief Executive Officer*	❖ 30+ years of banking experience ❖ Chairman, CEO, & President, Susquehanna Bank ❖ Chairman, CEO, & President, Tower Bancorp Inc.
John Finley *Executive Vice President & Chief Financial Officer*	❖ 10+ years of banking experience ❖ Director of Treasury Strategies, Susquehanna Bank ❖ Chief Financial Officer, Graystone Tower Bank
Janak Amin *Co-President Chief Banking Officer*	❖ 20+ years of banking experience ❖ Market CEO for PA, Susquehanna Bank ❖ President of Graystone Tower Bank
Jane Tompkins *Executive Vice President & Chief Risk Officer*	❖ 40+ years of banking experience ❖ Senior Credit Officer, Susquehanna Bank ❖ Chief Credit Officer, Graystone Tower Bank
Brent Smith *Senior Vice President & Corporate Development Officer*	❖ 10+ years of banking experience ❖ VP & Director of Brokerage Services, Susquehanna Bank ❖ VP & Director of Investor Relations, Graystone Tower Bank
Dana Kilborne *Co-President, Chief Banking Officer*	❖ 30+ years of banking experience ❖ President & CEO Florida Bank of Commerce ❖ President & CEO of Prime Bank

13 directors, 3 of which were recruited by Andrew Samuel

6

Sunshine BANCORP

Key Strategic Accomplishments July 2014 Sunshine converted from mutual to stock ownership adding over $42 million in new capital; Sunshine Bancorp, Inc. is formed as holding company and common shares are listed on NASDAQ under the ticker SBCP October 2014Enhanced board and management team June 2015Completed the acquisition of Lakeland, FL based Community Southern Holdings, Inc. and its wholly-owned subsidiary Community Southern Bank. Sunshine’s total assets approach $500 million November 2015Completed the purchase of 2 branches in Bradenton and Sarasota, Florida adding $47 million in deposits and $8 million in loans December 2015 Completed private placement equity raise of $12 million in gross proceeds at a 3% premium to market February 2016Tampa and Orlando LPOs were converted to full service branch offices March 2016Raised $11 million of subordinated debt with friends and family accredited investors May 2016Announced the acquisition of Orlando, FL based Florida Bank of Commerce which will add approximately $316 million in assets and create a pro forma institution with over $830 million in assets

Our M&A Strategy Use M&A to Gain Immediate Scale and Complement Organic Growth Strategy Gain market share and improve profitability through the realization of operating leverage Focus on opportunities where branch efficiencies can be realized, or the target provides a foothold in a contiguous, high priority market Emphasis on Identifying Strong Geographic Fits Long term strategy to expand presence from Orlando to Sarasota High priority expansion opportunities in the Tampa and Orlando MSAs, as well as high quality contiguous markets Focus on Attractive Financial Impacts Capitalize on accretion potential of smaller banks and branch opportunities (total assets of $200-$750 million) Improve loan mix, core deposit base, and scale with larger opportunities Discipline with respect to key financial metrics: EPS accretion, capital dilution, and earn back Demographics that are Equal to or Better than Current Footprint Above average population, personal income, and household formation growth High density of and projected growth in commercial activity Leverage management’s expertise to effectively negotiate and integrate bank acquisitions

Organic Growth Strategic Acquisition Strategic Partnerships Branch Acquisitions Building Franchise Value

Total Assets $830 Gross Loans $600 Total Deposits $674 Branches 18 Continuing growth strategy into attractive Florida markets Accelerates Orlando momentum Creates scale from Tampa to Orlando Core deposit franchise with great funding costs St. Petersburg Orlando Winter Haven Miami Port St. Lucie Ocala SBCP Branch FBC Branch Overview of Pro Forma Franchise Dollars in thousands Source: SNL Financial Data as of or for the three months ended 6/30/2016; demographic data as of 6/30/15 Excludes purchase accounting adjustments; inclusive of one branch closure Pro Forma Highlights ($mm) (1) Strategic Opportunity Tampa Daytona Melbourne Pro Forma Projected Population Growth (%)

Immediate and double-digit EPS accretion Minimal initial tangible book value dilution with an earnback within 3 years Accelerates profitability trajectory Deploys a portion of excess capital while maintaining a strong pro forma capital position Strong historical earning stream from core banking business model Florida Bank of Commerce Strategic Rationale Strategic Rationale Financially Attractive Low Risk Opportunity Meets our disciplined acquisition strategy 0.22% cost of funds driven by a 42% demand deposit portfolio Grows footprint throughout the attractive I-4 corridor across Florida Successful Board and management team with strong community ties Disciplined credit culture and strong credit metrics Thorough due diligence process completed on the loan portfolio Management team has significant acquisition experience Culturally aligned with a similar customer base Retention of key management to support integration and future growth potential Source: SNL Financial Data as of or for the three months ended 6/30/16

Combined Presence Across Central Florida Markets Source: SNL Financial Data as of 6/30/15; pro forma for announced acquisitions Markets defined as the Orlando-Kissimmee-Sanford, FL MSA, Tampa-St. Petersburg-Clearwater, FL MSA, and Lakeland-Winter Haven, FL MSA Community Bank defined as institutions with total deposits less than $2.0 billion Community Bank Deposit Market Share (2) 4th ranked Florida-based community bank by deposits in the combined markets of Orlando, Tampa and Lakeland (1)

Scale Matters… Investment in transformation and growth Decision was made in 2014 to scale toward $1 billion in assets community bank in Central Florida Investments made to clean up credit portfolio, rebrand the bank, transition from historic thrift culture to commercial bank Transition and merger expenses were necessary to gain scale, redefine culture and drive future shareholder value Source: SNL Financial, Company filings.

Balance Sheet Growth Deposits ($ millions) Loans ($ millions) Assets ($ millions) Growth: 230%+ Growth: 275%+ Growth: 400%+ Source: SNL Financial, Company filings Pro forma = combined balances as of 6/30/2016; does not include merger accounting adjustments. Prepared for the next stage of growth, focused on profitability metrics We have experienced 230%+ growth in assets, loans, and deposits since the management transition in 1Q 2015

Top Tier Credit Metrics Portfolio clean up completed end of 2014 Net recoveries in 2015 and YTD 2016 Allowance remain strong inclusive of balance sheet growth Source: SNL Financial, Company filings.

2016 YTD Highlights Source: SNL Financial, Company filings Data is 6 months ended 6/30/2016. Organic Balance Sheet Growth Total loans increased by $45 million or 28% annualized Total assets increased by $8 million and deposit portfolio shifts away from non relationship business Non-performing assets/assets were 0.26% Strong Credit Quality Metrics Returned to Profitability Scale and efficiencies continue to create profitability tail winds Net interest income of $8 million and net income of $227,000 Allowance for loan losses to non performing assets was 219% Announced Florida Bank of Commerce Acquisition Provided additional scale with $316 million in assets with a 0.22% cost of deposits Creates critical mass in the attractive growing Orlando MSA

Focus Next Twelve Months Continue Strong Organic Growth Successful Integrate Florida Bank of Commerce Maintain Credit Discipline and Superior Credit Metrics Focus on Profitability Metrics in 2017

Strong Foundation and Track Record to Date(1) $830 million asset institution with a strong core deposit base situated in top growth markets New management achieved immediate scale through acquisitions and organic growth Clear view on pro forma profitability through integration of recent acquisitions Proven Leadership Team Demonstrated history of maximizing shareholder value Proven ability to leverage capital effectively Proven ability to build and grow much larger institutions Clearly articulated pathway through our next stage of growth Presence in Top Growth Markets Clear focus on Florida’s top markets for fundamental growth Strategy pairs experienced, local decision makers with strong, centralized management team and infrastructure Clear Vision for Growth Leverage strategies developed at prior institutions to grow both organically and through targeted acquisitions across three channels: Commercial and not for profit banking Retail banking Fee based business lines (mortgage and wealth management) Compelling Valuation Investment Highlights (1) Pro forma for pending Florida Bank of Commerce acquisition .